Exhibit 10.10

LEAK-OUT AGREEMENT

August 9, 2022

This agreement (the “Leak-Out Agreement”) is being delivered to you in connection with an understanding by and between Digital Health Acquisition Corp., a Delaware corporation (the “Company”), and the person or persons named on the signature pages hereto (collectively, the “Holder”).

Reference is hereby made to (a) the Amended and Restated Business Combination Agreement, dated August 8, 2022, by and among the Company, DHAC Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), DHAC Merger Sub II, Inc., a Texas corporation (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), VSee Lab, Inc., a Delaware corporation (“VSee”), and iDoc Virtual Telehealth Solutions, Inc., a Texas corporation (the “BCA”), pursuant to which on the Closing Date, (a) (i) each share of VSee Preferred Stock will be automatically converted as of immediately prior to the Effective Time into VSee Common Stock, (ii) Merger Sub I will merge with and into VSee (the “VSee Merger”), with VSee as the surviving company in the VSee Merger and, after giving effect to the VSee Merger, VSee will be a wholly-owned Subsidiary of Company, (iii) each share of VSee Common Stock (including the shares of VSee Common Stock issued in connection with the conversion of VSee Preferred Stock) will be automatically converted as of the Effective Time into the right to receive its merger consideration consisting of cash, Company Common Stock and/or Convertible Notes, in each case, on the terms and subject to the conditions set forth in this Agreement and (b) (i) Merger Sub II will merge with and into iDoc (the “iDoc Merger,” and together with the VSee Merger, the “Mergers”), with iDoc as the surviving company in the iDoc Merger and, after giving effect to the iDoc Merger, iDoc will be a wholly-owned Subsidiary of Company, and (ii) each share of iDoc Common Stock will be automatically converted as of the Effective Time into the right to receive its merger consideration consisting of cash, Company Common Stock and/or Convertible Notes, in each case, on the terms and subject to the conditions set forth in the BCA.

Capitalized terms not defined herein shall have the meaning as set forth in the BCA, unless otherwise set forth herein.

The Holder agrees solely with the Company that from the Closing Date and ending at the earliest of (i) 4:00 pm (New York City time) on December 31, 2023, (ii) at such time as the aggregate volume since, and including, the Closing Date exceeds 10,000,000 shares of common stock on the NASDAQ as reported by Bloomberg, LP, or (iii) the termination of the Lock-Up Period as defined in the BCA Lock-up Agreement by and among the Company and the named parties thereto (such period, the “Restricted Period”), neither the Holder, nor any affiliate of such Holder which (x) had or has knowledge of the transactions contemplated by the BCA, (y) has or shares discretion relating to such Holder’s investments or trading or information concerning such Holder’s investments, including in respect of the Securities, or (z) is subject to such Holder’s review or input concerning such affiliate’s investments or trading (together, the “Holder’s Trading Affiliates”), collectively, shall sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) on any Trading Day during the Restricted Period (any such date, a “Date of Determination”), common stock of the Company issued to the Holder on the Closing Date in connection with the transactions contemplated by the BCA (the “Restricted Securities”), in an amount representing more than 10% of the trading volume of common stock of the Company as reported by Bloomberg, LP on the applicable Date of Determination.

Notwithstanding anything herein to the contrary, during the Restricted Period, the Holder may, directly or indirectly, sell or transfer all, or any part, of any Restricted Securities to any Person (an “Assignee”) in a transaction which does not need to be reported on the consolidated tape on the Principal Market, without complying with (or otherwise limited by) the restrictions set forth in this Leak-Out Agreement; provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver a leak-out agreement in the form of this Leak-Out Agreement (an “Assignee Agreement”, and each such transfer a “Permitted Transfer”) and, subsequent to a Permitted Transfer, sales of the Holder and the Holder’s Trading Affiliates and all Assignees (other than any such sales that constitute Permitted Transfers) shall be aggregated for all purposes of this Leak-Out Agreement and all Assignee Agreements.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Leak-Out Agreement must be in writing and shall be given in accordance with the terms of the BCA.

This Leak-Out Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, letters and understandings relating to the subject matter hereof and are fully binding on the parties hereto.

This Leak-Out Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Leak-Out Agreement may be executed and accepted by facsimile or PDF signature and any such signature shall be of the same force and effect as an original signature.

The terms of this Leak-Out Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

This Leak-Out Agreement may not be amended or modified except in writing signed by each of the parties hereto.

All questions concerning the construction, validity, enforcement and interpretation of this Leak-Out Agreement shall be governed by the applicable provisions of the BCA.

Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Leak-Out Agreement, the other party or parties hereto may not have an adequate remedy at law for money damages in the event that this Leak-Out Agreement has not been performed in accordance with its terms, and therefore agrees that such other party or parties shall be entitled to seek specific enforcement of the terms hereof in addition to any other remedy it may seek, at law or in equity.

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The parties hereto have executed this Leak-Out Agreement as of the date first set forth above.

Sincerely,

DIGITAL HEALTH ACQUISITION CORP.

By:	/s/ Scott Wolf
Name: Scott Wolf
Title: CEO

The parties hereto have executed this Leak-Out Agreement as of the date first set forth above.

“HOLDER”

Salesforce, Inc.

By:	/s/ John Somorjai
Name:	John Somorjai
Title:	Executive Vice President, Corporate Development and Salesforce Ventures

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